Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Tritel, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-92739 and No. 333-92727) on Forms S-8 of Tritel, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheets of Tritel, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Tritel, Inc.

                                            /s/ KPMG LLP

Jackson, Mississippi
March 29, 2000